Exhibit 99.1

AMENDED TABOOLA.COM LTD.

2007 SHARE OPTION PLAN

CONTENTS

1.	PURPOSE OF THE PLAN	1
2.	DEFINITIONS	1
3.	ADMINISTRATION OF THE PLAN	3
4.	DESIGNATION OF OPTIONEES	4
5.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON	5
6.	EXERCISE PRICE	5
7.	TERM AND EXERCISE OF OPTIONS	6
8.	VESTING OF OPTIONS	7
9.	ADJUSTMENTS	7
10.	PURCHASE FOR INVESTMENT; LIMITATIONS UPON IPO; REPRESENTATIONS	9
11.	DIVIDENDS	10
12.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL AND BRING ALONG	10
13.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS	11
14.	EFFECTIVE DATE AND DURATION OF THE ESOP	11
15.	AMENDMENTS OR TERMINATION	11
16.	GOVERNMENT REGULATIONS	11
17.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES	11
18.	GOVERNING LAW & JURISDICTION	12
19.	TAX CONSEQUENCES	12
20.	NON-EXCLUSIVITY OF THE ESOP	12
21.	SEVERABILITY	13
22.	MULTIPLE AGREEMENTS	13
23.	DISPUTES	13

PREFACE

This plan, as amended from, time to time, shall be known as the “Taboola.com Ltd. 2007 Share Option Plan” (the “Plan”).

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to foster and promote the long-term financial success of the Company and its Subsidiaries and materially increase shareholders’ value by:

(a)	Motivating superior performance by means of performance-related incentives;

(b)	Encouraging and providing for the acquisition of a certain ownership interest in the Company by eligible Employees or services providers; and

(c)	Enabling the Company to attract and retain the services of outstanding management team and other qualified and dedicated employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

2.	DEFINITIONS

For purposes of the Plan and related documents, including the Option Agreement, the following definitions shall apply:

2.1.	“Articles” - The Articles of Association of the Company as amended, from time to time.

2.2.	“Administrator” - means the Board or the Committee as shall be administering the Plan, in accordance with Section 3 hereof.

2.3.	“Affiliate” - means an entity, which is a parent or subsidiary of the Company, direct or indirect.

2.4.	“Board” - means the Board of Directors of the Company.

2.5.	“Cause” means, (i) conviction of any felony which the Board reasonably believes had or will have a material detrimental effect on Company’s reputation or business or that involves moral turpitude or affecting the Company; (ii) any failure (as a result of gross negligence or willful misconduct) or refusal to carry out, as an employee of the Company or its Affiliates, a reasonable directive of the chief executive officer, the Board or the Optionee’s direct supervisor, which involves the business of the Company or its Affiliates; (iii) embezzlement or theft of funds of the Company , its Affiliates or any third party; (iv) any act of personal dishonesty or breach of the Optionee’s fiduciary duties, duties of care, duty of trust or obligations, including, without limitation, those related to self-dealing, disclosure of confidential information, non-competition, Company’s proprietary rights, all relating to the Company or its Affiliates; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or of its Affiliates.

2.6.	“Chairman” - means the chairman of the Committee.

2.7.	“Committee” - means an option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

2.8.	“Company” - means Taboola.com Ltd., a Private Limited Liability by shares company registered under the laws of the State of Israel, the number of which is 513870683.

2.9.	“Date of Grant” - means, the date of grant of an Option, as determined by the Board and set forth in the Optionee’s Option Agreement.

2.10.	“Employee” - means a person who is employed by the Company or its Affiliates.

2.11.	“Exercise Price” - means the exercise price for each Share underlying an Option.

2.12.	“Expiration Date” - means the date upon which an Option shall expire, as set forth in Section 7.2 of the Plan.

2.13.	“Fair Market Value” - means as of any date, the value of a Share determined as follows:

i.	If the Shares are listed on any established stock exchange or a national market system, including without limitation the, NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

ii.	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

iii.	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.14.	“IPO” - means the underwritten initial public offering of the Company’s shares pursuant to a registration statement filed with and declared effective under any law of any jurisdiction.

2.15.	“Option” - means an option to purchase one share of the Company pursuant to the Plan.

2.16.	“Optionee” - means a person who receives or holds an Option under the Plan.

2.17.	“Option Agreement” - means the option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

2.18.	“Share” - means the Ordinary Shares of the Company, having par value of 0.0lNIS each, as described in the Articles.

2.19.	“Successor Company” - means any entity into or with which the Company is merged or by which the Company is acquired, pursuant to a Transaction in which the Company is not the surviving entity.

2.20.	“Transaction” - means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, acquisition or reorganization, (ii) a sale of all or substantially all of the assets or shares of the Company.

2.21.	“Vested Option” - means any Option that has already become vested according to its Vesting Date.

(a)

2.22.	“Vesting Dates” - means, with respect to any Option, the date as of which the Option is vested, as set forth in the Option Agreements.

3.	ADMINISTRATION OF THE PLAN

3.1.	The Plan shall be administered by the Board. The Board shall have the authority in its sole and absolute discretion, subject and in accordance with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities specifically granted to it under the Plan as necessary and advisable in the administration of the Plan.

3.2.	The Board is entitled subject to the Applicable Law to delegate all and any of its powers and authority granted to it under this Plan to the Committee. The Committee shall have the responsibility of applying, construing and interpreting the Plan and of establishing and amending such rules and regulations, as it deems necessary or desirable for the proper administration of the Plan.

3.3.	The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as the Chairman shall determine or as otherwise convened in accordance with the Articles. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.4.	The Board shall have the full power and authority to: (i) designate Optionees; (ii) determine, on the Date of Grant, the terms and provisions of the respective Option Agreements (which need not be identical), including, but not limited to, the number of Options to be granted to each Optionee, the number of Shares to be covered by each Option, the Exercise Price, expiration, termination or cancellation events, provisions concerning the time and extent to which the Options may be exercised (including the applicability of the Early Exercise Mechanism), and the nature and duration of restrictions as to the transferability, or restrictions constituting substantial risk of forfeiture upon occurrence of certain events; (iii) determine the Fair Market Value of the Share covered by each Option; (iv) designate the type of Options; and (v) cancel or suspend Options, as necessary.

3.5.	Subject to the provisions of the Plan, the Applicable Law and, the specific duties delegated by the Board to the Committee, and subject to the approval of any relevant authorities, the Board or Committee shall have the authority, in its sole and absolute discretion:

(i)	To construe and interpret the terms of the Plan and any Options granted pursuant to the Plan;

(ii)	To determine the number of Shares to be covered by each such Option granted hereunder;

(iii)	To prescribe forms of agreement for use under the Plan;

(iv)	To determine, or to accelerate the terms of any Option granted hereunder, including but not limited to the Vesting Dates and the applicability of the Early Exercise Mechanism;

(v)	To determine the Exercise Price of any Option granted hereunder;

(vi)	To determine the Fair Market Value of Shares;

(vii)	To prescribe, amend, change and rescind rules and regulations relating to the Plan, provided that any such amendment or resident that would change the Optionee’s rights under an Option shall not be made without the Optionee’s written consent;

(viii)	To take all other action and make all other determinations necessary for the administration of the Plan;

(ix)	To determine the total number of shares with in the pool allocated for the purpose of this Plan, and or any additional awards hereafter, subject to this Plan.

Subject to the Articles, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Articles.

3.6.	Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by Applicable Law, be within its sole and absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon all Optionees and any person claiming under or through any Optionee.

3.7.	No member of the Board or the Committee shall be liable for any action taken or determination made in good faith in connection with the Plan or any Option granted hereunder.

3.8.	Any member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified herein.

4.	DESIGNATION OF OPTIONEES

19.1	The persons eligible for participation in the Plan as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate thereof;

19.2	Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement, in such form as the Board or the Committee shall, from time to time approve. Each Option Agreement shall state, among other matters, the number Shares to which the Option relates, the Vesting Dates, the Exercise Price per Share, the applicability of the Early Exercise Mechanism as detailed below, if at all, the expiration date and such other terms and conditions as the Committee or the Board in its absolute discretion may prescribe, provided that they are consistent with this Plan. The written agreement shall be delivered to the Optionee and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto (each, an “Option Agreement”). In case of any contradiction or inconsistency between the Option Agreement and the Plan (including its Appendices), then the provisions of the Option Agreement shall prevail and supersede, with regard to all matters discussed therein. However, in the event of a conflict between the terms and conditions of the Plan or of this Option Agreement and any provision of the Tax Ordinance, rules or the Trust Agreement, the two latter shall govern and prevail.
Neither this Plan nor any Agreement nor any offer of Options to an Optionee shall impose any obligation on the Company to continue to employ or to engage the services of any Optionee, and nothing in the Plan or in any Option granted pursuant thereto shall give any Optionee any right to continue its employment or services with the Company or restrict the right of the Company to terminate such employment or services at any time.

19.3	The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the Plan or any other option or share plan of the Company or any of its Affiliates.

5.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON

5.1.	The Company has reserved a total of 12,750,000 [twelve million, seven hundred and fifty thousand] Shares of its share capital authorized but unissued Shares, for the purposes of the Plan and for the purposes of any other share option plans which have previously been, or may in the future be, adopted by the Company, all subject to adjustments as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Share subject to such Option may again, according to the Board sole and absolute discretion, be subjected to an Option under the Plan or under the Company’s other share option plans, provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

5.2.	Until the consummation of an IPO (unless the Company, at its sole and absolute discretion, which shall not be subject to any reasonable grounds, may decide otherwise), any Share issued upon exercise of Options (and securities of the Company issued with respect thereto) shall be voted by an irrevocable proxy (the “Proxy”), pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board and to provide for the power of such designated person(s) to act, instead of the Optionee and on its behalf, with respect to any and all aspects of the Optionee’s shareholdings in the Company. The Proxy may be contained in the Option Agreement of an Optionee or otherwise as the Committee determines. If contained in the Option Agreement, no further document shall be required to implement such Proxy, and the signature of the Optionee on the Option Agreement shall indicate approval of the Proxy thereby granted. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any direct cost or direct expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy, unless arising out of such member’s own act, omission, fraud or bad faith, all to the extent permitted by Applicable Law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director, shareholder or otherwise under the Articles, any agreement, insurance policy or otherwise.

The Proxy shall be voted in the same proportion as the votes of the shareholders of the Company present and voting at the applicable meeting.

6.	EXERCISE PRICE

6.1.	The Exercise Price of each Share subject to an Option shall be determined by the Committee in its sole and absolute discretion in accordance with Applicable Law, subject to any guidelines as may be determined by the Board, from time to time. Each Option Agreement will contain the Exercise Price determined for each Option covered thereby.

6.2.	The total consideration to be paid for the Share to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of (1) cash, (2) check, or (3) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit and credit the Company. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

6.3.	The Exercise Price shall be denominated in the currency, as determined by the Company.

6.4.	The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company.

7.	TERM AND EXERCISE OF OPTIONS

7.1.	Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative accompanied with the payment of the Exercise Price at the Company’s or the Representative’s principal office. The notice shall specify the Exercise Price and the nominal value of the Share with respect to which the Option is being exercised.

7.2.	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement (unless otherwise determined in accordance with the provisions of this Plan with respect to any Option(s), such date shall be 10 (ten) years from the respective Date of Grant; and (ii) the expiration of any extended period in any of the events set forth in Section 7.6 below.

7.3.	The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested, prior to the Expiration Date, and provided that, subject to the provisions of Section 7.6 below, the Optionee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise, unless otherwise set forth in the Option agreement.

7.4.	Subject to specific approval of the Board, and the despite the above, an Option Agreement may, but need not, include a provision whereby an Optionee may elect at any time before the Optionee’s termination date to exercise all or part of the un-vested portion of the Options, subject to the terms specified in the Option Agreement (“Early Exercise Mechanism”). Any unvested Shares so purchased will be subject to a repurchase right in favor of the Company and to all other restrictions as described in the Company’s form of Early Exercise Share Purchase Agreement unless the Board determines otherwise. The terms of any repurchase right will be specified in the applicable Option Agreement and Early Exercise Share Purchase Agreement.

7.5.	Subject to the provisions of Section 7.6 below, in the event of termination of Optionee’s employment or services, with the Company or any of its Affiliates, all Options granted to such Optionee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and any unvested portion of the Optionee’s Option shall revert to the Plan.

7.6.	Notwithstanding anything to the contrary herein above and unless otherwise determined in the Optionee’s Option Agreement, a Vested Option may be exercised after the date of termination of Optionee’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination, subject and in accordance with the following:

I.	Termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of 12 (twelve) months after the date of such termination; or-

II.	Termination is the result of death, Retirement or Disability (each, as hereinafter defined) of the Optionee, in which event any Vested Option still in force and unexpired may be exercised within a period of 12 (twelve) months after the date of such termination; or -

III.	Prior to such termination, the Committee shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

IV.	For avoidance of any doubt, notwithstanding anything herein to the contrary, if termination of employment or service is for Cause: (i) any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options; and (ii) all Shares issued upon exercise of Options shall be subject to repurchase at their nominal value by the Repurchaser(s).

V.	As used herein: the term “Disability” means an Optionee’s inability to perform his/her duties to the Company, or to any of its Affiliates, for a consecutive period of at least 180 (hundred and eighty) days, by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Optionee and acceptable to the Company;

7.7.	Any form of Option Agreement authorized by the Plan may contain such other provisions, as the Committee may, from time to time, deem advisable.

7.8.	The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

7.9.	Share shall not be issued pursuant to the exercise of an Option, unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Law.

8.	VESTING OF OPTIONS

8.1.	Subject to the provisions of the Plan, each Option shall vest commencing on the Vesting Date thereof, as determined by the Board or by the Committee, for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

8.2.	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate including the Early Exercise Mechanism. The vesting provisions of any individual Option may vary.

9.	ADJUSTMENTS

9.1.	Changes in Capitalization Subject to any required action by the shareholders of the Company, the nominal value of the Share covered by each outstanding Option, the number of Shares which have been reserved for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon termination, cancellation or expiration of an Option, as well as the Exercise Price per share of Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, bonus shares (stock dividend), combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to the number or the price of the Share subject to an Option. If the Options or the Shares issued upon the exercise of such Options will be deposited with a trustee, as determined by the Administrator, all of the Shares formed by these adjustments also will be deposited with the trustee in the same terms and conditions as the original Options or Shares.

9.2.	Dissolution or Liquidation In the event of a dissolution or liquidation of the Company (both voluntary and involuntary) (the “Event”), the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such Event. The Option holders shall then have 15 (fifteen) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. During such period of time any Early Exercise Mechanism shall be deemed void and cancelled. Upon the expiration of such 15 (fifteen) day period, all remaining unexercised Options will terminate and canceled automatically, immediately absolutely and irrevocably. The Administrator in its sole discretion may allow the exercise of any or all-outstanding Options, whether or not vested, within a reasonable period of time prior to the Event and subject to the provisions of the Applicable Law.

9.3.	Merger, Acquisition, Shares’ sale, Assets’ Sale

i.	In the event of a Transaction, each outstanding Option shall be assumed for an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation, and appropriate adjustments shall be made in the number of options.

ii.	Anything herein to the contrary notwithstanding, if a Transaction shall occur prior to the consummation of an IPO, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the Plan, in accordance with the instructions of the Board, at its sole and absolute discretion, in connection with the Transaction, and in the same terms as shall be determined to all the shareholders of the Company.

iii.	For the purposes of this paragraph, the Option shall be considered assumed if, following a Transaction, the Optionee receives the right to purchase or receive, for each Share subject to an Option immediately prior to the Transaction, the consideration (whether stocks, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely shares of the successor corporation or its parent or subsidiary, the Administrator may, with the consent of the successor corporation, provide for each Optionee to receive solely Shares of the successor Company or its Parent or Subsidiary equal in Fair Market Value to the per share consideration received by holders of Shares in the Transaction.

9.4.	Stock dividend, bonus shares, stock split

i.	If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Plan or subject to any Options therefore granted, and the Exercise Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate nominal value of Shares without changing the aggregate Exercise Price, provided, however, that the Exercise Price shall not be less than the par value of the Share underlying any such Options, and provided further, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan, in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

ii.	Except as expressly provided herein, no issuance by the Company of shares of any class, securities convertible into shares of any class, or any change in the capital structure shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

10.	PURCHASE FOR INVESTMENT; LIMITATIONS UPON IPO; REPRESENTATIONS

10.1.	The Company’s obligation to issue or allocate Shares upon exercise of an Option granted under the Plan is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Optionee (or his legal representative, heir or legatee, in the event of the Optionee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Optionee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and surrender of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Optionee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, subject and in accordance with the provisions of the Plan and the Articles, the Optionee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, of any State having jurisdiction over the Company and the Optionee.

10.2.	The Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Optionee’ s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

10.3.	Upon the grant of Options to an Optionee or the issuance of Shares upon the exercise thereof, the Optionee shall be deemed as given and undertook the representations and undertakings as follows:

(a)	That the Optionee is familiar with the Company, its activity and its financial and commercial forecast, and that the Optionee knows that there is no certainty that the exercise of the Options will be financially worthwhile. The Optionee hereby undertakes not to have any claim against the Company or any of its directors, employees, stockholders or advisors if it emerges, at the time of exercising the Options, that the Optionee’s investment in the Company’s Shares was not worthwhile, for any reason whatsoever.

(b)	That the Optionee knows that his rights regarding the Options and the Shares are subject for all intents and purposes to the Articles, and any documents and agreements of the shareholders in the Company, including but not limited to, in connection with, preemptive rights, right of first refusal, bring along right, tag along right, and different preference and priority rights (such as: veto rights, voting rights , registration rights, liquidation preference rights, dividends preference rights, participation preference rights, etc.).

(c)	That the Optionee knows that in addition to the allocations set forth above, the Company has allocated and/or is entitled to allocate Options and Shares to other employees, service providers, investors, shareholders and any other third parties, and the Optionee shall have no claim regarding such issuances, allocations, their quantity, the consideration paid for (if at all) the relationship among them and between them and the other stockholders in the Company, exercising of the options or any matter related to or stemming from them.

(d)	That the Optionee knows that neither the Plan nor the grant of Option or Shares thereunder shall impose any obligation on the Company to continue the engagement of the Optionee, and nothing in the Plan or in any Option or Shares granted pursuant thereto shall confer upon any Optionee any right to continue being engaged by the Company, or restrict the right of the Company to terminate such engagement at any time.

11.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options or any Share which is subject to the Repurchase Option, as defined in the Early Exercise Share Purchase Agreement ) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee, the Optionee shall be entitled to receive dividends in accordance with the nominal value of such Shares, subject to the provisions of the Articles and subject to any applicable taxation on distribution of dividends .

12.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL AND BRING ALONG

12.1.	Notwithstanding anything to the contrary in the Articles, none of the Optionees shall have a right of first refusal in relation with any Sale (as hereinafter defined) of shares in the Company.

Sale, transfer, assignment or other disposal (collectively, “Sale”) of Shares issuable upon the exercise of an Option and which are not subject to any repurchase restriction, shall be subject to the right of first refusal of other shareholders of the Company as set forth in the Articles or in any agreement among the Company and all or substantially all of its shareholders.

12.2.	Prior to an IPO, and in addition to the right of first refusal, any transfer of Shares by an Optionee shall require the Board of Directors’ approval as to the identity of the transferee and as required under the Articles. The Board of Directors may refuse to approve the transfer of Shares to any competitor of the Company or to any other person or entity the Board determines, in its sole and absolute discretion, may be detrimental to the Company.

12.3.	Notwithstanding anything herein to the contrary, the Optionees shall be bound by the “bring along” provisions of the Articles and any agreement among the Company and all or substantially all of its shareholders, as in effect from time to time, to the effect that if, prior to the completion of the IPO, shareholders holding a certain percentage of the Company ‘ s share capital (as set forth in the Articles or such agreement) (“Proposing Holders”), elect to sell all of their equity securities in the Company to a third party, or agree to merge or consolidate the

Company with or into another entity, and such sale or merger is conditioned upon the sale of all remaining stock of the Company to such third party, or to the agreement of all of the shareholders, the Optionees shall be required, if so demanded by the Proposing Holders, to sell or transfer all of their equity securities in the Company to such third party at the same price and upon the same terms and conditions as the Proposing Holders.

Notwithstanding herein to the contrary, if prior to the completion of the IPO, a Transaction is consummated pursuant to which, all or substantially all of the shares of the Company are sold, or exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the Plan (in accordance with the value of the Optionee’s Shares pursuant to the terms of the Transaction), and perform any action and/or execute any document required in order to effectuate such Transaction, all in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be exhaustive and final.

13.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the Plan or under the Option Agreement, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made, directly or indirectly, for an immediate validation or for a future one, shall be void.

14.	EFFECTIVE DATE AND DURATION OF THE ESOP

The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of 10 (ten) years from such day of adoption, unless terminated earlier in accordance with Section 15 hereof.

15.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, amend, alter, suspend or terminate the Plan. No amendment , alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

16.	GOVERNMENT REGULATIONS

The Plan, and the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, of the State having jurisdiction over the Company and the Optionee, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

17.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employment or services, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employment or services of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or services at any time.

18.	GOVERNING LAW & JURISDICTION

The Plan shall be governed by and construed and enforced in accordance with the applicable laws of the State of Israel, without giving effect to the principles of conflict of laws (the “Applicable Law”). The competent courts of Tel Aviv district, shall have sole and exclusive jurisdiction (the “Exclusive Jurisdiction”) in any matters pertaining to the Plan.

19.	TAX CONSEQUENCES

19.1.	Any tax consequences and liabilities, of any sort and kind, including but not limited to, capital gain tax or income tax, arising from and/or in connection with the grant of Options, exercise of any Option or sale of Shares which were received upon exercise of the Options (including any kind of proceeds revenues and dividends, which resulted in that respect) from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates , or the Optionee), hereunder, shall be borne solely and exclusively, by the Optionee. The Company and/or its Affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

19.2.	The Company shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

19.3.	To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any tax withholding obligation relating to the exercise or acquisition of Shares under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to the Committee’s approval on or prior to the payment date, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval on or prior to the payment date, delivering to the Company owned and unencumbered Shares; provided that Shares acquired on exercise of Options have been held for at least 6 months from the date of exercise.

19.4.	Withholding. The Company shall have the right to deduct from all amounts paid to an Optionee in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Options under this Plan. No shares shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy any withholding tax obligations applicable with respect to such Option.

20.	NON-EXCLUSIVITY OF THE ESOP

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to purchase shares of the Company otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

21.	SEVERABILITY

The provisions of this Plan should be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Plan would be held in any jurisdiction to be invalid and/or prohibited and/or unenforceable for any reason , such provision, as to such jurisdiction, shall be ineffective, without affecting the validity and/or enforceability of the remainder of this Plan in that jurisdiction and/or the validity and/or enforceability of this Plan, including the said provision, in any other jurisdiction.

Notwithstanding, the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction , it shall, as to such jurisdiction, be narrowly drawn, without invalidating the remaining provisions of this Plan including the said provision, in any other jurisdiction.

22.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

23.	DISPUTES

Any dispute or disagreement which may arise under or as a result of or pursuant to this Plan or the Options Agreements shall be determined by the Board in its sole and absolute discretion and any interpretation made by the Board of the terms of the Plan or the Option Agreements shall be final, exhaustive, binding and conclusive.

Adopted by the Company Board on November 13, 2007 Amended by the Company’s Board on November 9, 2014

Signed:

Taboola.Com Ltd. /s/ Hagai Gold
Name and Title:
Hagai Gold, VP Finance